SERVICER COMPLIANCE STATEMENT (ITEM 1123)

                            PHH MORTGAGE CORPORATION

RE: RALI SERIES 2006-QA9 TRUST (THE "ISSUING ENTITY")

The undersigned, a duly authorized officer of PHH Mortgage Corporation as servicer (the "Servicer") pursuant to the applicable servicing agreement, does hereby certify that:

1. A review of the Servicer's activities during the period covered by the Issuing Entity's report on Form 10-K and of the Servicer's performance under the applicable servicing agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Service has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 16 day of March 2007.

PHH MORTGAGE CORPORATION



By:     /s/ Deborah Rocchi
        Name: Deborah Rocchi
        Title: Assistant Vice President